Exhibit 10.2
[Date]

By Email
[employee name]
[employee email address]

Dear [employee]:
We consider your continued service and dedication essential to our business. In recognition of your contributions to TETRA Technologies, Inc. (the “Company” and together with any of its subsidiaries and affiliates, each a “Company Entity”) and in order to create a further incentive for you (“you” or “Employee”) to remain employed by the Company, you are being offered the opportunity to receive a cash retention award as set forth below (“Cash Retention Award”). Capitalized terms not otherwise defined shall have the meanings set forth in the “Definitions” below.
The Cash Retention Award is comprised of two separate components. Component 1 offers a minimum payment based upon your continued employment with the opportunity to earn more based upon the Company’s Liquidity as of [Date] and [____] quarter Adjusted EBITDA. Component 2 also offers a minimum payment based upon your continued employment with the opportunity to earn more based on the Company’s Average Stock Price as of a specified date. This letter (the “Letter”) sets forth the amount and the terms and conditions upon which you will be eligible to receive the Cash Retention Award.
Component 1:
•Component 1 Maximum:    $________
•Component 1 Minimum:    $________
Applicable Conditions:
You will be deemed to have earned the full amount of the Component 1 Minimum if you simply comply with this Letter by (i) signing and returning this Letter to the Company within 14 days and (ii) remaining continuously employed with the Company or one of its affiliates through the earlier of (i) [Date], and (ii) the date of a Change of Control.
If the Company’s Liquidity as of [Date] is at least $[__] million and its Adjusted EBITDA for the [___] quarter of [Year] is at least $[__] million, the total amount of Component 1 of the Cash Retention Award you will be deemed to have earned will be calculated based on the greater of the amounts in (i) and (ii) below:
(i)    the amount above the Component 1 Minimum will increase proportionate to the increase in the Company’s Liquidity from $[__] million to $[__] million, but not to exceed the Component 1 Maximum; or
(ii)     the amount above the Component 1 Minimum will increase proportionate to the increase in the Company’s Adjusted EBITDA for the [___] quarter of [Year] from $[__] million to $[__] million, but not to exceed the Component 1 Maximum.
Example: If the Company’s Liquidity is $[__] million and its Adjusted EBITDA is $[__] million, the incremental increase in Liquidity would be [__]% (equal to $[__] million out of the $[__] million spread). Likewise, the incremental increase in Adjusted EBITDA would be [__]% (equal to $[__] million out of the $[__] million spread). The Company would use the greater of the two percentages (or [__]% in this example) to calculate the total amount of Component 1 of the Cash Retention Award as follows:
•the Component 1 Minimum, plus
•an amount equal to the Component 1 Minimum multiplied by [__]%.
Assuming a Component 1 Minimum of $[___], the Component 1 award using the [__]% increase in Adjusted EBITDA would be $[___].
Any adjustments to Adjusted EBITDA or Liquidity, as determined above, will be at the sole discretion of the Compensation Committee of the Board of Directors.
Component 2:
•Component 2 Maximum:    $________
•Component 2 Minimum:    $________
Applicable Conditions:
You will be deemed to have earned the full amount of the Component 2 Minimum, regardless of the Average Stock Price on the Determination Date, if you simply comply with this Letter by (i) signing and returning this Letter to the Company within 14 days and (ii) remaining continuously employed with the Company or one of its affiliates through the earlier of (A) [Date], and (B) the date of a Change of Control.
The total amount of Component 2 of the Cash Retention Award you will be deemed to have earned will be calculated based on the percentage of your Base Pay in the table below corresponding to the Average Stock Price of the Company’s common stock (“Common Stock”) on the Determination Date.

Component 2 Award	Average Stock Price as of the Determination Date	Payout as a Percentage of Base Pay as of the Determination Date
Minimum	$[__] or less	[__]%
Base Value	$[__]	[__]%
	$[__]	[__]%
Maximum	$[__]	[__]%
The Average Stock Price in the table above will be equitably adjusted for any stock split, reverse stock split, recapitalization or other similar event affecting the Common Stock. If the Average Stock Price is between two of the levels set forth in the table above, the percentage payout shall be determined by using linear interpolation.
Definitions
1.“Adjusted EBITDA” for the [___] quarter of [Year] will be as reported in the Company’s earnings press release reporting the [___] quarter, [Year] financial results which may be further adjusted for items solely at the discretion of the Compensation Committee of the Board of Directors.
2.“Average Stock Price” means, with respect to the Determination Date, (i) in the absence of a Change of Control, the average closing price of a share of the Company’s Common Stock for ten (10) consecutive trading days preceding [Date] on the principal national securities exchange on which the Common Stock is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, the average of the closing bid and asked prices as furnished by the OTC Markets, or similar reporting organization, or if shares of the Common Stock are not publicly traded, the price as determined in good faith by the Company’s Board of Directors, or (ii) in the event of a Change of Control, the price per share of Common Stock offered to a holder thereof in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the Company’s Board of Directors if any part of the offered price is payable other than in cash).
3.“Base Pay” means your base salary in effect as of the Determination Date but exclusive of bonuses, severance pay and other amounts not considered base salary under the Company’s normal payroll practices.
4.“Change in Control” will mean a Change of Control as defined in the Plan.
5.“Determination Date” means the earlier of (i) [Date], and (ii) the date of a Change of Control.
6.“Liquidity” will be defined as set forth below and capitalized terms used in the calculation will have the meanings assigned to such terms in the Asset-Based Credit Agreement entered into on September 10, 2018, as amended. “Liquidity” will be calculated based on the Borrowing Base as reported to the Company’s lenders at [Date], less any Borrowings outstanding at [Date], less outstanding Letters of Credit, plus the Company’s cash as reflected on the general ledger/balance sheet as of [Date], less any additional restrictions from the Company’s lenders.
7.“Plan” means the TETRA Technologies, Inc. 2018 Equity Incentive Plan, as may be amended.
Terms. Each of Component 1 and Component 2 of the Cash Retention Award will be deemed to be earned only to the extent the applicable performance conditions and the other conditions set forth in this Letter are satisfied. If and to the extent earned, the Cash Retention Award will be paid in one lump sum, less applicable taxes, deductions and withholdings, by (i) [Date], or (ii) in the event of a Change of Control, within ten (10) days following the consummation of such Change of Control. This Cash Retention Award constitutes a Cash-Based Award under the Plan.
Restrictive Covenants. By signing below, you acknowledge and agree that the grant of the Cash Retention Award further aligns your interests with the Company’s business interests, and as a condition to the Company’s willingness to enter into this Letter, you agree to abide by the terms set forth in Exhibit A, which Exhibit A is deemed to be part of this Letter as if fully set forth herein.
Miscellaneous. Neither you nor your beneficiaries will be permitted to anticipate, encumber or dispose of any right, title, interest or benefit with respect to the Cash Retention Award hereunder in any manner or any time until such Cash Retention Award has been paid to you. Nothing in this Letter changes the “at will” nature of your employment (meaning either you or the applicable Company Entity may terminate your employment at any time and for any reason, including, without limitation, prior to the Determination Date, or for no reason at all) or confers upon you the right to continue to be employed by any Company Entity for any particular period of time. The Cash Retention Award will not be taken into account to increase any benefits or compensation provided, or to continue coverage, under any other plan, program, policy or arrangement of the Company or any of its affiliates, except as otherwise expressly provided in such other plan, program, policy or arrangement.
This Letter shall be construed and interpreted in accordance with the laws of the State of Texas (without regard to the conflicts of laws principles of any jurisdiction) and applicable federal law. All references to “$” in this Letter refer to United States dollars. Further, this Letter may be executed in multiple counterparts and may be amended only by a written instrument executed by you and the Company.

Please review this Letter carefully, and, if you agree with all the terms and conditions as specified above, please sign and date the Letter in the space below.
TETRA TECHNOLOGIES, INC.            ACKNOWLEDGED AND AGREED:

By:                             __________________________________
Name: _________________________________     [Employee name]
Title:        Date:______________________________

Exhibit A
Confidentiality and Non-Solicitation Covenants
1.Confidentiality. In the course of Employee’s employment or continued employment with the Company or any Company Entity and the performance of Employee’s duties on behalf of the Company or any Company Entity (collectively, the “Company Group”), Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment, or continued employment, Employee shall comply with this Section 1 of Exhibit A.
(a)Both during the term of Employee’s employment with any Company Group member (the “Employment Period”) and thereafter, except as expressly permitted by this Letter or by directive of the Chief Executive Officer of the Company, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 1(a) of Exhibit A shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed or engaged by any Company Group member.
(b)Notwithstanding any provisions of Section 1(a) of this Exhibit A to the contrary, Employee may make the following disclosures and uses of Confidential Information:
(i)disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ii)disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties and is in the best interests of the Company Group.
(iii)disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by any Company Group member (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any Company Group member’s businesses or properties, products or services (including, without limitation, all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within the organizations of customers or acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, drawings, notes, files, recordings, models, specifications, computer programs, e-mail, voice mail, text messages, electronic databases, maps, and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable Company Group member and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Letter. For purposes of this Letter, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a violation of a confidentiality obligation; (ii) was available to Employee not as part of Employee’s employment or engagement with any Company Group member and before its disclosure by a Company Group member; or (iii) becomes available to Employee on a non-confidential basis from a source other than a Company Group member that is not bound by a confidentiality obligation to any Company Group member.
(d)Notwithstanding the foregoing, nothing in this Letter shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Letter requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any Company Group member of any such conduct.
(e)Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all Confidential Information (including, without limitation, electronically stored information) and all copies thereof and all other Company Group property (including any Company Group-issued computer, mobile device or other equipment or property) in Employee’s possession, custody or control.

2.Non-Solicitation. During the Employment Period and continuing for a period of 12 months following the date that Employee is no longer employed by any Company Entity, Employee shall not, without the prior written approval of the Chief Executive Officer of the Company, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity, directly or indirectly, solicit, encourage, or induce (i) any employee or contractor of any Company Group member to terminate his, her or its employment or engagement with any Company Group member or hire or engage any employee or contractor of any Company Group member or former employee or contractor of any Company Group member unless such employee’s or contractor’s employment or engagement with each Company Group member has been terminated for at least 12 months as of such hiring or engagement; and (ii) any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group. Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 1 and Section 2 of this Exhibit A, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
3.Third-Party Beneficiaries; Assignment; Survival. Each Company Group member (and any successor or permitted assignee of any Company Group member) that is not a signatory hereto shall be a third-party beneficiary of Employee’s covenants and obligations set forth in this Exhibit A and shall be entitled to enforce such covenants and obligations as if a party hereto. Any Company Group member may assign this Letter (including this Exhibit A) without Employee’s consent, including to any Company Group member and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of any Company Group member. In the event of any such assignment, such successor or acquirer shall assume all of such Company Group member’s rights and obligations in this Letter and the “Date of Termination” as used herein shall be interpreted to mean the last date upon which Employee was no longer employed or engaged by such successor or acquirer or any of its affiliates. Employee’s obligations under this Exhibit A shall survive the date that Employee is no longer employed or engaged by any Company Group member or any successor or permitted assignee, regardless of the reason that such relationship ends.